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FORM 5

[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instructions 1(b).

Form 3 Holdings Reported
Form 4 Transactions Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1. Name and Address of Reporting Person


  SOKOLOW            NICHOLAS
-----------------------------------------------------
   (Last)            (First)            (Middle)

  SQUARE PERRONET
-----------------------------------------------------
                     (Street)

  220 NEUILLY      FRANCE
-----------------------------------------------------
   (City)               (State)         (Zip)

_______________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol


        ARMOR HOLDINGS, INC./AH

_______________________________________________________________________________
3. IRS or Social Security Number of Reporting Person (Voluntary)


_______________________________________________________________________________
4. Statement for Month/Year

   12/99

_______________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)



_______________________________________________________________________________
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X] Director
   [ ] Officer (give title below)
   [ ] 10% Owner
   [ ] Other (specify below)


   --------------------------------------------------

   --------------------------------------------------

7. Individual or Joint/Group Reporting (check applicable line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

_______________________________________________________________________________

                    TABLE I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------------------------------------------------

          1.                2.           3.                     4.                       5.             6.          7.
---------------------    --------    ----------   ------------------------------    -----------     ----------  ----------
                                                                                    Amount of       Owner-
                                                                                    Securities      ship
                         Trans-                      Securities Acquired (A)        Beneficially    Form:
                         action                      or Disposed of (D)             Owned at        Direct      Nature of
                         Date        Trans-          (Instr. 3, 4 and 5)            end of          (D) or      Indirect
Title of                 (Month/     action       ----------------------------      issuer's fiscal Indirect    Beneficial
Security                  Day/       Code           Amount    (A) or    Price       year (Instr.    (I)         Ownership
(Instr. 3)                Year)      (Instr. 8)                 (D)                 3 and 4)        (Instr. 4)  (Instr. 4)
---------------------    --------    ----------   -----------  ------  ---------    -----------     ----------  ----------
COMMON STOCK                                                                         100,000            I         (1)
---------------------    --------    ----------   ------------------------------    -----------     ----------  ----------
COMMON STOCK                                                                          20,000            I         (2)
---------------------    --------    ----------   ------------------------------    -----------     ----------  ----------
COMMON STOCK                                                                          10,000            I         (3)
---------------------    --------    ----------   ------------------------------    -----------     ----------  ----------

---------------------    --------    ----------   ------------------------------    -----------     ----------  ----------

---------------------    --------    ----------   ------------------------------    -----------     ----------  ----------

---------------------    --------    ----------   ------------------------------    -----------     ----------  ----------
(1) HELD BY S.T. INVESTOR FUND, LLC, A LIMITED LIABILITY COMPANY OF WHICH THE REPORTING PERSON IS A MEMBER.
(2) BY CHILDREN
(3) BY PROFIT SHARING PLAN









* If the form is filed by more than one reporting person, see
  Instruction 4(b)(v).

                     TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g. puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------

     1.        2.       3.         4.         5.             6.                 7.           8.         9.         10.       11.
----------  --------  --------  --------  ----------    ------------      --------------   ------  ----------  --------- ----------
                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
----------  --------  --------  ---- ---  ----  ----    -------  -----    -----   ------   ------  ----------  --------  ----------
OPTION TO                                                                 COMMON
 BUY         9.6875   6/99       A        3,333         6/00     6/09     STOCK   3,333    -0-     3,333          D
----------  --------  --------  ---- ---  ----  ----    -------  -----    -----   ------   ------  ----------  --------  ----------
OPTION TO                                                                 COMMON
 BUY         9.6875   6/99       A        3,333         6/01     6/09     STOCK   3,333    -0-     3,333          D
----------  --------  --------  ---- ---  ----  ----    -------  -----    -----   ------   ------  ----------  --------  ----------
OPTION TO                                                                 COMMON
 BUY         9.6875   6/99       A        3,334         6/02     6/09     STOCK   3,334    -0-     3,334          D
----------  --------  --------  ---- ---  ----  ----    -------  -----    -----   ------   ------  ----------  --------  ----------
OPTION TO                                               EXER-             COMMON
 BUY         3.25                                       CISABLE  1/06     STOCK   75,000           75,000         D
----------  --------  --------  ---- ---  ----  ----    -------  -----    -----   ------   ------  ----------  --------  ----------









Explanation of Responses: THE FILING OF THIS STATEMENT SHALL NOT BE DEEMED AN ADMISSION THAT SUCH PERSON IS, FOR PURPOSES OF SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934 OR OTHERWISE, THE BENEFICIAL OWNER OF ANY EQUITY SECURITIES COVERED BY THIS STATEMENT.






               /s/ Nicholas Sokolow                               5/17/00
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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